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                                                                   EXHIBIT 10.21


                         Standard Distribution Agreement
                      Original Equipment Manufacturer (OEM)

      THIS AGREEMENT is entered into as of the 28th day of July 1998, by and between HealthGate Data Corp., a Delaware corporation, having an address at 380 Pleasant Street, Suite 230, Malden, MA 02148 (hereinafter referred to as "HealthGate") and Inteli-Health, Inc. ("InteliHealth"), a Delaware corporation, having an address at 960c Harvest Drive, Blue Bell, PA 19422 (hereinafter referred to as "OEM").

                                   WITNESSETH:

      WHEREAS, OEM owns, operates or makes available, alone or in combination with others, interactive information, communication and transactional services (whether presently existing or hereafter developed referred to herein as the "OEM Services"); and

      WHEREAS, OEM has developed an interactive area on the World Wide Web in which various content sources are available for use by Web users; and

      WHEREAS, HealthGate offers the MEDLINE database and other databases through HealthGate's internet sites, including HealthGate's internet sites having the following URLs: http://www.healthgate.com and http://beWELL.com (the "HealthGate Sites"); and any other URLs that HealthGate registers.

      WHEREAS, OEM and HealthGate wish to enter into an agreement providing for certain of HealthGate's databases to be embedded into an internet site environment accessible to certain users of the OEM Services as described herein (the "Co-Branded Site").

      NOW, THEREFORE, in consideration of the mutual promises set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

I. OEM Site; Links to HealthGate Site; Authorized Users

      1.1 OEM Site. OEM shall design, develop, maintain and host an internet site within which a section called the "Co-Branded Site" will be enabled with links, accessible only to Authorized Users (as defined in Section 1.2 below), to the Products (as defined in Section 2.1 below) on HealthGate's Site.

      1.2 Authorized Users. For the purposes of this Agreement, "Authorized User" shall mean an individual user of the Co-Branded Site who is a natural person and who registered for or has accessed the Co-Branded Site through an individual personal computer. Without limiting the generality of the foregoing:
(i) institutions, companies, corporations or other entities are not Authorized Users, and (ii) persons who access the Co-Branded Site through an institution, company, corporation or other entity either through such entity's intranet or internet access
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pursuant to a corporate, company or institutional agreement with the OEM under which the entity pays OEM specifically for access to the Co-Branded Site are not Authorized Users.

      1.3 Links to HealthGate Site: Interactions between Sites. HealthGate will accept queries posed by an Authorized User on the Co-Branded Site and return to the Authorized User the results of said queries to the Co-Branded Site. In this regard the Co-Branded Site will contain the same features, functionality and performance as those similar products and services offered on the current HealthGate.com Site.

      All such interactions between the two sites will be conducted according to mutually agreed upon design, but will be characterized by the same functionality and performance. The Co-Branded Site shall contain prominent reference to HealthGate and prominently feature HealthGate's logo in a manner to be approved by HealthGate, which approval will not be unreasonably withheld.

      The parties will work diligently to agree upon the interaction design within 30 days of the date of this agreement.

II. Products on the Co-Branded Site

      2.1 HealthGate Products. OEM Authorized Users shall have access via the Co-Branded Site to the databases listed on Schedule A attached hereto (the "Products").

      2.2 Exclusivity. OEM agrees that during the term of this agreement it shall not provide links, access, or in any other way provide access from its site to any other entity's products or services that are similar in nature to those of HealthGate Products, under contract with this agreement, other than through HealthGate. Notwithstanding the foregoing, OEM is not prohibited from providing links that point their users to other web sites that might contain HealthGate type products, provided the purpose of the link is not to encourage users to use the site as an alternative means to search the HealthGate type products. Additionally, OEM is not prohibited from providing services that OEM inherits through acquisitions from other companies that already offer products or services that are similar in nature to those of HealthGate Products, under contract with this agreement. HealthGate acknowledges that this paragraph does not prohibit OEM's relationship with Harris Informatics.

III. Fees

      3.1 License Fees. OEM agrees to pay to HealthGate a monthly License Fee as set forth in Schedule A.

      3.2 Advertising and other Fee Arrangements. Arrangements concerning advertising or other fee arrangements, if any, are set forth on Schedule B attached hereto.

      3.3 Professional Services and Custom Development (Setup charges). Arrangements
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concerning other Professional services, custom development or setup fees, if any, are set forth on Schedule C attached hereto.

      3.4 Late Fees. All late fee payments shall accrue interest at the rate of twelve percent (12%) per annum.

IV. Term and Termination

      4.1 Term. This Agreement shall be effective on July 27, 1998, and shall continue in effect until July 27, 1999 (the "Initial Scheduled Expiration Date"), unless otherwise terminated as provided hereunder.

      4.2 Adjustment of Fees: Renewal. All fees hereunder shall be fixed for the duration of the initial term of this Agreement (and for any renewal term). If HealthGate wishes to increase the License Fee for any renewal term, it shall notify OEM in writing at least 90 days prior to the then-current Scheduled Expiration Date. If OEM does not wish to renew this Agreement on the terms contained in HealthGate's notice, it must notify HealthGate within 60 days of its receipt of the notice. In the absence of such a notice from HealthGate, unless notice of intent not to renew is given by either party at least sixty
(60) days prior to the then current Scheduled Expiration Date, this Agreement shall be automatically extended for an additional twelve month period.

      4.3 Termination for Breach. Each party hereto shall have the right to terminate this Agreement in the event that the other party has materially breached this Agreement; provided, however, that no such termination shall be effective unless (i) the terminating party provides at least ten (10) days written notice (the "Termination Notice") to the other party setting forth the facts and circumstances constituting the breach, and (ii) the party alleged to be in default does not cure such default within (A) ten (10) days following receipt of the Termination Notice in the case of a breach relating to a payment due hereunder which is not legitimately in dispute by the parties or (B) thirty
(30) days following receipt of the Termination Notice for all other nonpayment breaches. In the event that the nature of the default specified in the Termination Notice cannot be reasonably cured within thirty (30) days following receipt of the Termination Notice, a party shall not be deemed to be in default if such party shall, within such thirty (30) day period, present an agreed upon plan to cure the default, commences curing such default and thereafter diligently prosecutes the same to completion. If the breach specified in the Termination Notice is timely cured or cure is commenced and diligently pursued, as provided above, the Termination Notice shall be deemed rescinded and the Agreement shall continue in full force and effect.

      4.4 Post Termination Obligations. (a) Payments. In the event of any termination of this Agreement by either party, all fees previously due or owing by either party as of the date of termination which are not legitimately in dispute will be immediately due and payable in full to the other party.

      (b) Severance of Links and Discontinuance of Promotion of Co-Branded Site. Within ten (10) business days of any termination by either party of this Agreement, OEM will delete all Links to the Co-Branded Site from the OEM Service and any of its menus, listings or directories
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and, within thirty (30) business days of such termination, both parties will destroy advertising or promotional materials, if any, containing any reference to the other party or their products.

V. HealthGate Trademarks

      5.1 HealthGate Trademarks. Notwithstanding the limited right to use HealthGate's name, logo and other marks created or utilized by HealthGate (collectively the "HealthGate Trademarks") on the Co-Branded Site, OEM recognizes and acknowledges HealthGate is the sole owner of the HealthGate Trademarks and all rights therein and the goodwill pertaining thereto belong exclusively to HealthGate. OEM recognizes and acknowledges that HealthGate Trademarks have acquired a secondary meaning and are associated with high quality services and products available from HealthGate. Accordingly, any use of any HealthGate Trademark pursuant to this Agreement by OEM or the Co-Branded Site shall be subject to HealthGate's approval, which HealthGate may deny or revoke at any time if in HealthGate's sole judgment such use in not consistent with the goodwill otherwise associated with the HealthGate Trademarks.

      OEM acknowledges and agrees that each HealthGate Trademark is and will remain the exclusive property of HealthGate and all use by the Co-Branded Site or OEM of any HealthGate Trademark will inure solely to the benefit of HealthGate. Neither this Agreement nor any rights granted hereunder will operate as a transfer to OEM nor the Co-Branded Site of any rights in or to any HealthGate Trademark, except for the limited rights expressly granted under this Agreement.

      All advertising and promotional material for the Co-Branded Site, which contains any HealthGate Trademark, shall be subject to review and approval by HealthGate (which approval shall not be unreasonably withheld).

      5.2 OEM Trademarks. Notwithstanding the limited right to use OEM's name, logo and other marks created or utilized by OEM (collectively the "OEM's Trademarks") in accordance with this Agreement, HealthGate recognizes and acknowledges OEM is the sole owner of the OEM Trademarks and all rights therein and the goodwill pertaining thereto belong exclusively to OEM. HealthGate recognizes and acknowledges that OEM Trademarks have acquired a secondary meaning and are associated with high quality services and products available from OEM. Accordingly, any use of any OEM Trademark pursuant to this Agreement by HealthGate or the Co-Branded Site shall be subject to OEM's approval, which OEM may deny or revoke at any time if in OEM's sole judgment such use in not consistent with the goodwill otherwise associated with the OEM Trademarks.

      HealthGate acknowledges and agrees that each OEM Trademark is and will remain the exclusive property of OEM and all use by the Co-Branded Site or HealthGate of any OEM Trademark will inure solely to the benefit of OEM. Neither this Agreement nor any rights granted hereunder will operate as a transfer to HealthGate nor the Co-Branded Site of any rights in or to any OEM Trademark, except for the limited rights expressly granted under this Agreement
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      All advertising and promotional material for the Co-Branded Site, which contains any OEM Trademark, shall be subject to review and approval by OEM (which approval shall not be unreasonably withheld).

VI. Representations, Warranties and Related Agreements.

      6.1 HealthGate's Representations and Warranties. HealthGate represents and warrants that (i) it has the right and authority to enter into this Agreement,
(ii) the Products are either HealthGate's own and original creation or are validly licensed to HealthGate for use by others or are in the public domain;
(iii) it has frill ownership of the HealthGate Trademarks.

      6.2 Compliance with Laws. Except to the extent such obligation is expressly assumed by OEM, HealthGate shall, at its own expense, comply with any laws relating to the sale, lease, or license of the Products, and shall procure all licenses and pay all fees and other charges required thereby.

      6.3 OEM Representations and Warranties. OEM represents and warrants that it has the right to enter into this Agreement.

      6.4 Compliance With Laws: Prohibition on Resale and Relicensing of Products. OEM shall require each Authorized User to acknowledge acceptance of OEM's standard subscriber agreement, a copy of which will be provided to HealthGate upon request. This agreement prohibits users of the Co-Branded Site from reselling or re-licensing any content or materials available on the Co-Branded Site without the express written consent from the appropriate copyright owner. OEM shall have all Authorized Users register with OEM under OEM's standard registration process and such registration information shall be available for review by HealthGate upon written request for audit purposes only. In no event may HealthGate use such information for any other purpose or disclose or make available such information to any third party without OEM's prior written consent.

      6.5 Indemnification. Each party (the "indemnifying party") will indemnify, defend and hold harmless the other party and its affiliated companies (collectively, the "indemnified party") from and against all claims, suits and proceedings, and any and all related liabilities, losses, expenses, damages and costs (including, without limitation, reasonable attorneys' fees), including, without limitation, any third-party claims alleging infringement of any copyright, trademark or other intellectual property right or alleging libel, defamation or invasion of privacy, arising from the use of any content, products, software, trademarks, logos or other materials or information (collectively, "Materials") (a) provided by the indemnifying party or (b) accessible on the indemnifying party's Web site or via a link from the indemnifying party's Web site, unless such Materials were originally provided by the indemnified party.

      The indemnified party will: promptly notify the indemnifying party of any claim, suit, or proceeding for which indemnity is claimed; cooperate reasonably with the indemnifying party at the latter's expense; and allow to the indemnifying party to control the defense or settlement
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thereof The indemnified party will have the right to participate in any defense of a claim and/or to be represented by counsel of its own choosing at its own expense. The indemnifying party's obligations under this section shall not apply to any claims based upon the use of any Materials that have been altered by any party other than the indemnifying party, the combination of any Materials with any items not provided by the indemnifying party, or the display of any Materials in a manner not approved by the indemnifying party, if and to the extent such claim would not have arisen but for such alteration, combination or display.

VII. Administrators; Contact Persons.

      7.1 Administrators. The parties each hereby designate an Administrator to receive notices, and any other contact between parties pursuant to this Agreement.

HealthGate's Administrator is:

        Jean Maguire
        HealthGate Data Corp.
        380 Pleasant Street, Suite 230
        Malden, MA 02148
        1-781-321-6000 x201 (voice)
        1-781-321-2262 (fax)
        jmaguire@healthgate.com (electronic mail)

OEM's Administrator is:

        InteliHealth, Inc.
        960c Harvest Drive
        Blue Bell, PA 19422
        Attn: President
        1-888-244-4636 (voice)
        215-775-6826 (fax)

      Either party may change its Administrator pursuant to written notice to the other party containing an express reference to this Agreement.

VIII. DISPUTE RESOLUTION

      8.1 Good Faith Discussions. The parties hereto agree to meet and confer in good faith to resolve any problems or disputes that may arise under this Agreement.

      8.2 Mediation. In the event of any dispute regarding the terms of this Agreement, including any Exhibit hereto, the parties agree, within thirty (30) days following notice of one party to the other of the nature of the dispute, to select a third party mediator as shall be acceptable to each of the parties. The parties shall meet in good faith with the mediator for the purpose of resolving the dispute. No decision or recommendation made by the mediator shall be
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binding upon either party. If the dispute is not resolved within sixty (60) days following the selection of the mediator, the parties may pursue any other remedy available at law or in equity. The cost of the mediation shall be divided equally between the parties. Notwithstanding anything herein to the contrary, either party may proceed to a court of competent jurisdiction to obtain injunctive relief at any time.

      8.3 Injunctive Relief. Each party acknowledges that in the event of a breach of certain sections of this Agreement, including, without limitation
Article V and Sections 4.4(b) and 6.4, the non-breaching party may not have an adequate remedy at law and may suffer irreparable damage and injury. Therefore, in addition to any other remedy available, each party agrees that if it violates any of the provisions of Article V or Sections 4.4(b) or 6.4, the non-breaching party shall be entitled to seek injunctive relief by a court of competent jurisdiction.

IX. Miscellaneous

      9.1 Confidential Information. Unless otherwise agreed to in a writing signed by the authorized representatives of both parties, neither party shall provide the other party with information that is confidential or proprietary to itself or any third party. Accordingly, no obligation of confidentiality of any kind is assumed by, or shall be implied against, either party by virtue of its discussions and/or correspondence with the other party or with respect to any information received (in whatever form or whenever received) from the other party under this Agreement or in activities related thereto.

      9.2 Limitations on Damages. Neither party shall be entitled to indirect, incidental, or consequential damages, including lost profits based on any breach or default under this Agreement. This limitation shall not apply to any liabilities based on obligations to third parties or the parties' indemnification obligations described in Section 6.5 above. Except for the foregoing sentence, in no event shall either party be liable under this Agreement to the other for damages exceeding the amounts paid by OEM under this Agreement.

      For any period of time in which the HealthGate Site is not available to Authorized Users or not properly functioning through the Co-Branded Site due to actions or inactions by HealthGate, except for HealthGate's obligations under
Section 6.5 above, OEM's remedy shall be limited to an abatement of that portion of the monthly License Fee attributable to the period of time of which the HealthGate Site is unavailable or not functioning.

      9.3. Freedom of Action. Except as set forth in Section 2.2, nothing in this Agreement shall be construed as prohibiting or restricting either party from independently developing or acquiring and marketing materials and/or programs that are competitive with any products or services offered on the Co-Branded Site.

      9.4 Independent Contractor. HealthGate and OEM are and shall remain independent contractors with respect to all work completed pursuant to the Agreement.
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      9.5 No Assignment. Neither party may sell, transfer, assign, or subcontract, any right or obligation set forth in this Agreement without the express advance written consent of the other, except to such party's parent company or in connection with the sale of all or substantially all of the assets, business or stock of such party.

      9.6 Amendments in Writing. No amendment, modification, or waiver of any provision of this Agreement shall be effective unless it is set forth in a writing that refers to this Agreement and is executed by an authorized representative of both parties. No failure or delay by either party in exercising any right, power, or remedy will operate as a waiver of any such right, power, or remedy.

      9.7 Third Party Rights. This Agreement is not intended and shall not be construed to create any rights for any third party.

      9.8 Force Majeure. Neither party shall be liable nor deemed to be in default of its obligations hereunder for any delay or failure in performance under the Agreement or other interruption of Service resulting, directly or indirectly, from acts of God, civil or military authority, act of the public enemy, war, accidents, natural disasters or catastrophes, strikes, or other work stoppages or any other cause beyond the reasonable control of the party affected thereby. However, each party shall utilize it best good faith efforts to perform such obligations to the extent of its ability to do so in the event of any such occurrence or circumstances.

      9.9 Governing Law. The validity, interpretation, and performance of this Agreement shall be governed by and construed in accordance with the internal laws and not the law of conflicts of the Commonwealth of Massachusetts.

      9.10 Entire Agreement: Severability. This Agreement, together with the Exhibits and other attachments referenced herein, contains a full and complete expression of the rights and obligations of the parties. This Agreement supersedes any and all other agreements, written or oral, made by the parties. If any provision of this Agreement is finally held by a court or arbitration panel of competent jurisdiction to be unlawful, the remaining provisions of this Agreement shall remain in full force and effect to the extent that the parties' intent can be lawfully enforced.

      9.11 Exhibits. All exhibits and attachments referenced in this Agreement are incorporated herein as though set forth in full. If any provision of this Agreement conflicts with any Exhibit to this Agreement, this Agreement shall control with respect to the subject matter of such Exhibit.

      9.12 Captions & Headings. The headings, titles and captions of the sections of this Agreement and the Exhibits and Attachments are inserted only to facilitate reference, and they shall not define, limit, extend or describe the scope or intent of this Agreement or any provision hereof or any Exhibit or Attachment hereto, and they shall not constitute a party hereof or affect the meaning or interpretation of this Agreement or any part hereof.
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IN WITNESS WHEREOF, duly authorized representatives of the parties have executed this Agreement as of the date first written above:

HealthGate Data Corp.                   Inteli-Health, Inc. (OEM)


By: /s/ William S. Reece                By: /s/ Joel Kahn, M.D.
---------------------------------       ---------------------------------
Name:   William S. Reece                Name:   Joel Kahn, M.D.
Title:  Chief Executive Officer         Title:  Chief Medical Officer